Exhibit 99.1

NuPathe Appoints Armando Anido as Chief Executive Officer

CONSHOHOCKEN, PA — July 25, 2012 — NuPathe Inc. (NASDAQ: PATH), a biopharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, today announced the appointment of Armando Anido as chief executive officer, effective immediately. He succeeds Jane Hollingsworth, who has resigned as chief executive officer and as a member of the Company’s board of directors. Mr. Anido has also been appointed to the Company’s board of directors.

Mr. Anido has more than 30 years of executive, operational and commercial leadership experience in the biopharmaceutical industry. He is currently a member of the board of directors of Respira Therapeutics and was a member of the board of directors of Adolor until it was sold to Cubist in December 2011. He is the former president and CEO of Auxilium Pharmaceuticals (NASDAQ: AUXL), where under his leadership, sales grew from $42 million in 2005 to more than $260 million in 2011 and market capitalization increased from $200 million to more than $900 million. Prior to Auxilium, Mr. Anido served as executive vice president, sales and marketing, at MedImmune and prior to that, in senior sales and marketing positions at GlaxoWellcome and Lederle Laboratories. At GlaxoWellcome, he was vice president, central nervous system marketing, responsible for the commercialization of the migraine, epilepsy and depression businesses in the U.S. During his tenure, the migraine business grew to just under $1 billion in revenue spearheaded by the rapid growth of Imitrex (sumatriptan).

“Armando has a demonstrated track record of leading rapidly growing commercial-stage pharmaceutical companies,” said Wayne P. Yetter, chairman of NuPathe. “The board has tremendous confidence in his ability to lead NuPathe successfully as we prepare for the launch of our migraine patch. The board would like to thank Jane for her substantial contributions, as she founded the Company and has advanced it to the verge of approval for an important new therapy for migraine.”

“NuPathe has developed a highly innovative and differentiated product for the treatment of migraine,” said Armando Anido. “This product innovation, combined with a large population of underserved migraine patients and an outstanding commercial team, builds the foundation required for a successful launch. I am confident the migraine patch has significant commercial prospects, and I look forward to working towards delivering this outstanding new treatment to the market, advancing our pipeline, and ultimately building value for our shareholders.”

About NuPathe

NuPathe Inc. is a biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use, transdermal sumatriptan patch being developed for the treatment of migraine. In addition to NP101, NuPathe has two proprietary product candidates based on its LAD™, or Long-Acting Delivery, biodegradable implant technology that allows delivery of therapeutic levels of medication over a period of months with a single dose. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is being developed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is being developed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic.  NuPathe is actively seeking partnerships to maximize the commercial potential for our pipeline products in the U.S. and territories throughout the world.

For more information about NuPathe, please visit our website and our blog at www.nupathe.com.  You can also follow us on StockTwits (stocktwits.nupathe.com), Twitter (twitter.nupathe.com), SlideShare (slideshare.nupathe.com) and LinkedIn (linkedin.nupathe.com).

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: FDA approval and launch of NP101; the potential benefits of, and commercial prospects  for, NP101; objectives relating to pipeline advancement and building shareholder value.

Forward-looking statements are based upon our current expectations, plans and beliefs and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and events to differ materially and adversely from those indicated by such statements including, among others: the adequacy of the activities undertaken to address the issues raised by the FDA in its complete response letter relating to our NDA for NP101; the extent to which the FDA may request or require us to provide additional information, undertake additional studies or redesign NP101; varying interpretation of study and market research data; our ability to obtain additional capital to continue as a going concern; and the other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, under the caption “Risk Factors” and elsewhere in such report, which is available on our website at www.nupathe.com in the “Investor Relations — SEC Filings” section. While we may update certain forward-looking statements and Risk factors from time to time, we specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise. You are cautioned not to place undue reliance on any forward-looking statements.

Contact Information:

Investor Contacts

John Woolford

Westwicke Partners, LLC

(443) 213-0506

john.woolford@westwicke.com

Keith A. Goldan

Vice President & Chief Financial Officer

NuPathe Inc.

(484) 567-0130

Media Contact

Jennifer Guinan

Sage Strategic Marketing

(610) 410-8111

jennifer@sagestrat.com

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